Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces First Quarter 2007 Results

East Hartford, Conn.—July 7, 2006—Cellu Tissue Holdings, Inc. (“Cellu Tissue”), an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for the first quarter ended May 25, 2006.

First Quarter 2007 Operating Results

Net sales totaled $78.6 million for the quarter ended May 25, 2006, compared to $77.6 million in the first quarter of the prior fiscal year, an increase of $1.0 million, or 1.3%. The increase in net sales is attributable to an increase in selling price per ton in the quarter ended May 25, 2006 despite a decrease in volume sold from the comparable period in the prior fiscal year. For the quarter ended May 25, 2006, the Company sold 61,359 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products. This is a decrease of 443 tons or 0.7% from the comparable period in the prior fiscal year. Included in this decrease is the effect of the shutdown of the machine-glazed machine at the Company’s Ontario facility, which occurred in the third quarter of fiscal 2006 and represents a decrease of 1,804 tons in the quarter ended May 25, 2006 over the first quarter of the prior fiscal year. Net of the effect of this, tons sold increased 1,361 or 2.3% for the quarter ended May 25, 2006 over the comparable period in the prior fiscal year.

Net sales within the Tissue Segment for the quarter ended May 25, 2006 totaled $55.3 million, a decrease of 1.3% from $56.0 million for the comparable period in the prior fiscal year. The decrease for the Tissue Segment is attributable to a decrease in tons sold from the comparable period in the prior fiscal year which was partially offset by an increase in net selling price per ton.   Net sales within the Machine-Glazed Paper Segment for the quarter ended May 25, 2006 totaled $23.3 million, an increase of 8.1% from $21.6 million for the comparable period in the prior fiscal year.  Despite the effect of the machine shutdown, as discussed above, this increase is attributable to an increase in tonnage sold. The increase in tonnage sold is the result of the net sales for the first quarter of fiscal 2006 being unusually low due to one of the Company’s top machine-glazed customers buying fewer tons during that period.

For the quarter ended May 25, 2006, Cellu Tissue reported gross profit of $6.9 million or 8.7% of net sales, compared to $7.0 million or 9.0% of net sales for the comparable period in the prior fiscal year. The decrease in gross profit for the quarter ended May 25, 2006 was primarily attributable to an increase in energy costs per ton over the comparable period in the prior fiscal year. The effect of the increase in energy prices for the quarter ended May 25, 2006 was $1.2 million. Absent these energy price increases, gross profit for the quarter ended May 25, 2006 would have been 10.2% compared to 9.0% for the comparable period in the prior fiscal year. The increase in the quarter ended May 25, 2006, after adjusting for the effect of the increase in energy prices, is attributable to an increase in selling price per ton over the comparable period in the prior fiscal year. Income from operations for the quarter ended May 25, 2006 was $3.6 million compared to $3.9 million for the comparable period in the prior fiscal year. Income from operations in the Tissue Segment for the quarter ended May 25, 2006 was $2.9 million compared to $2.6 million for the first quarter in the prior fiscal year. Income from operations in the Machine-Glazed Paper Segment was $.7 million compared to $1.3 million for the first quarter in the prior fiscal year.

Foreign currency losses were $.2 million for the quarter ended May 25, 2006 compared to a gain of $.1 million for the first quarter in the prior fiscal year. For the quarter ended May 25, 2006, the Company reported a pretax loss of $.7 million, compared to a pretax loss of $.2 million for the comparable period in the prior fiscal year. For the quarter ended May 25, 2006, the Company experienced a net loss of $.5 million, compared to a net loss of $.1 million for the comparable period in the prior fiscal year.

Earnings before interest expense, income taxes, depreciation, and amortization (EBITDA) for the quarter ended May 25, 2006 totaled $7.0 million, compared to $8.0 million for the comparable period in the prior fiscal year.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented:  “Despite continued margin pressures from raw material and energy cost increases, Cellu Tissue was able to improve overall first quarter fiscal 2007 gross margins sequentially versus fourth quarter fiscal 2006 by continuing our focus on the tissue converting business.”

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our unaudited consolidated statements of operations, financial position and selected consolidated financial data, including information concerning our cash flow position, selected consolidated segment data, and reconciliations of consolidated net income from operations to consolidated EBITDA.  EBITDA is not a measure of performance under United States generally accepted accounting principles and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles. We have presented EBITDA because this measure is used by investors, as well as our own management, to evaluate the operating performance of our business, including its ability to service debt.

Cellu Tissue’s management invites you to listen to our conference call on July 10, 2006 at 10:00 a.m. ET regarding first quarter fiscal 2007 financial results. The dial-in number is (888) 428-4479 or International (651) 291-5254; participant code 835529.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps. In addition, the Company produces a variety of converted tissue products. Cellu Tissue’s customers include major North American producers of branded and unbranded disposable consumer absorbent and tissue products for the personal and health care markets; consumer and away-from-home tissue products companies; national and regional tissue products distributors; and third-party converters who sell their products to food, bakery and confections companies. Cellu Tissue services a diverse group of high-quality customers, with three of its top 10 customers belonging to the Fortune 150 group of companies. For more information, contact Cellu Tissue Holdings, Inc. at www. cellutissue.com.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars, in thousands)

	Three Months Ended
	May 25	May 26
	2006	2005

Net sales	$78,642	$77,644
Cost of goods sold	71,791	70,650
Gross profit	6,851	6,994

Selling, general and administrative expenses	3,147	2,999
Merger-related transaction costs	127	127
Income from operations	3,577	3,868

Interest expense, net	4,053	4,133
Foreign currency loss (gain)	206	(100)
Other (income) expense	(25)	4
Loss before income tax benefit	(657)	(169)

Income tax benefit	(181)	(59)
Net loss	($476)	($110)

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	May 25	February 28
	2006	2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,708	$22,824
Receivables, net	37,669	35,054
Inventories	29,652	27,920
Prepaid expenses and other current assets	3,456	3,378
Income tax receivable	363	362
Deferred income taxes	3,019	2,932
TOTAL CURRENT ASSETS	89,867	92,470
PROPERTY, PLANT AND EQUIPMENT, NET	96,394	98,090
DEBT ISSUANCE COSTS	5,411	5,746
GOODWILL	13,724	13,724
OTHER ASSETS	202	202
TOTAL ASSETS	$205,598	$210,232

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	$18,067	$18,648
Accrued expenses	16,612	16,005
Accrued interest	3,051	7,232
Current portion of long-term debt	—	290
TOTAL CURRENT LIABILITIES	37,730	42,175
LONG-TERM DEBT, LESS CURRENT PORTION	160,861	160,790
DEFERRED INCOME TAXES	13,653	13,962
OTHER LIABILITIES	206	210
STOCKHOLDERS’ DEFICIENCY	(6,852)	(6,905)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$205,598	$210,232

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY (Unaudited)

(Dollars, in thousands)

	Three Months Ended
	May 25	May 26
	2006	2005

OPERATING ACTIVITIES
Net loss	($476)	($110)
Stock based compensation	53	—
Deferred income taxes	(396)	(191)
Accretion of debt discount	71	72
Depreciation and amortization	3,870	4,348
Changes in working capital	(8,586)	(9,745)
Net cash used in operating activities	($5,464)	(5,626)

INVESTING ACTIVITIES
Capital expenditures	(1,683)	(4,003)
Net cash used in investing activities	(1,683)	(4,003)

FINANCING ACTIVITIES
Payments of long-term debt	(290)	(280)
Debt issuance costs	—	(2)
Net cash used in financing activities	(290)	(282)

Effect of foreign currency	321	(162)

Net decrease in cash and cash equivalents	(7,116)	(10,073)
Cash and cash equivalents at beginning of period	22,824	26,959
Cash and cash equivalents at end of period	$15,708	$16,886

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended
	May 25	May 26
	2006	2005
NET SALES:
Tissue	$55,329	$56,072
Machine-Glazed Paper	23,313	21,572
Consolidated	$78,642	$77,644

INCOME FROM OPERATIONS:
Tissue	$2,940	$2,579
Machine-Glazed Paper	637	1,289
Consolidated	$3,577	$3,868

CELLU TISSUE HOLDINGS, INC,

RECONCILIATION OF CONSOLIDATED NET LOSS TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended
	May 25	May 26
	2006	2005

NET LOSS	($476)	($110)
Add back:
Depreciation	3,534	4,009
Interest expense	4,136	4,186
Income tax benefit	(181)	(59)
EBITDA	$7,013	$8,026